UNITED STAES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2012

AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-132648	71-1049972
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2850 W. Horizon Ridge Parkway, Suite 200, Henderson, Nevada	89052
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code 416.214.0049

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 5.02	Compensatory Arrangements of Certain Officers

Purchase of 60% interest in the North South Borate Hills Property and Other Assets Agreement

Effective March 26, 2012 American Lithium Minerals Inc. (“we”, “us”, “our”, the “Company”) entered into a binding Letter of Intent with Trivest Pty. Ltd. for the purchase by Trivest of 100% of our 60% interest in the North and South Borate Hills Property. Our Company’s interest in the property is subject to a Memorandum of Understanding dated June 10, 2010 with Japan Oil, Gas and Metals National Corporation whereby Japan Oil (“JOGMEC”) may earn a 40% participating interest in the property for $4,000,000 cash or in kind contribution to be invested directly in the North and South Borate Project through 2013. The memorandum of understanding with JOGMEC was first announced in our report on Form -8-K filed on June 15, 2010.

Pursuant to the Letter of Intent, Trivest Pty. Ltd. has agreed to pay $9,500,000 in consideration of our 60% interest in the Borate Hills project, in addition to any contractual interests and personal property related to our exploration on the project. The agreement is subject to and conditional upon the purchaser being satisfied with the due diligence in respect of the quality of the property, including all the terms and conditions associated with the property, and the terms contemplated by the Memorandum of Understanding with JOGMEC. Trivest’s due diligence is contemplated to be closed by May 1, 2012 so that negotiations for the definitive agreement can commence with the intent of closing the transaction no later than June 30, 2012. If the transaction contemplated by the agreement has not taken place by June 30, 2012, then the Letter of Intent shall terminate. Trivest has posted a $425,000 refundable deposit in respect of the purchase price. Subject to the closing, the balance of the purchase price is payable in two installments of $8,075,000 due upon closing and $1,000,000 due within six months of closing. If at any time prior to the closing of the transaction our Company sells the Borate Hills Property to another purchaser, a break-up fee of $1,000,000 will be payable to Trivest.

Consulting Agreement with Illyria Inc.

Also on March 26, 2012, we entered into a consulting agreement with Illyria Inc. pursuant to which Illyria will provide its services to assist the Company in identifying prospective parties to enter into a transaction for the purchase our Borate Hills Property or our outstanding common shares. The agreement with Illyria identifies Trivest Pty. Ltd. as a prospective purchaser for the Borate Hills Property. We have agreed to pay to Illyria a cash agency fee equal to 5% of the consideration paid by any party which completes a transaction contemplated by the consulting agreement. We are also responsible for the reimbursement of fees incurred by Illyria in relation to the services provided. The agreement shall terminate upon closing of any contemplated transaction or following 60 days notice of termination by either party.

Officer and Director Compensation

In connection with our entry into the Letter of Intent with Trivest Pty. Ltd. our board of directors approved a compensation award of $50,000 payable to our directors, Craig Thomas and William Deluce, subject to closing of the sale of the Borate Hills Property as contemplated by the Letter of Intent. Our board of directors concurrently approved a $250,000 compensation award payable to our Chief Executive Officer and Chairman, Hugh Aird, subject to closing of the transaction with Trivest. In the event that we exercise our right to terminate our agreement with Trivest and accept a third party offer for the sale of the Borate Hills Property, Mr. Aird will be entitled to receive additional compensation equal to10% of any consideration in excess of $10,975,000 received by us from such third party. Mr. Thomas and Mr. Deluce will also each be entitled to receive an additional $50,000 in the event that the Borate Hills Property is sold to third party for consideration in excess of $10,975,000.

Item 9.01	Financial Statements and Exhibits.

10.1	Letter of Intent with Trivest Pty. Ltd.

10.2	Consulting Agreement with Illyria Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/ Hugh Aird
Hugh Aird
Chairman, CEO and CFO

Date: March 26, 2012